Exhibit 99.1

Media Contact	May 4, 2010
Andy Brimmer, 205-410-2777	For Immediate Release
Helen Todd, 205-969-5608
helen.todd@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Solid Results for First Quarter 2010

Strong Cash Flow from Operations

 Increased Net Operating Revenues and Disciplined Expense Management

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS), the nation’s largest provider of inpatient rehabilitative healthcare services, today reported its results of operations for the first quarter ended March 31, 2010.

“The first quarter was another solid quarter for HealthSouth,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “Despite weather-related disruptions in several markets, we saw an overall increase in the number of patients treated and, through better pricing and disciplined expense management, achieved strong growth across all key, financial metrics. Additionally, our development pipeline remains strong, as evidenced by the recent announcement that we’ve signed a definitive agreement to purchase a 50-bed rehabilitation hospital in Las Vegas. We are exploring additional development projects and are on track to achieve our growth objectives for the year.”

First Quarter Results

•
Consolidated net operating revenues were $491.0 million for the first quarter of 2010 compared to $472.9 million for the first quarter of 2009, or an increase of 3.8%. This increase was attributable to higher net patient revenue per discharge and a 1.1% increase in patient discharges. Net patient revenue per discharge increased 3.6% quarter over quarter due primarily to the Medicare pricing changes that became effective October 1, 2009, as well as a shift in our payor mix to more Medicare patients and a slight increase in the acuity of the patients we served. Volumes were below expectations primarily as a result of a steep ramp-up in January 2010 and heavy snow falls in February 2010 which affected many of our markets. Discharge growth returned to expected levels in March 2010.

•
Reported net income per diluted share for the first quarter of 2010 was $0.37 per share compared to $0.44 per diluted share for the first quarter of 2009, which included a net gain of $15.9 million, or $0.16 per diluted share, associated with government, class action, and related settlements. Furthermore, there was a 7% quarter-over-quarter increase in diluted weighted average common shares outstanding in the first quarter of 2010 due primarily to the five million shares issued on September 30, 2009 in full satisfaction of the Company’s obligation to do so under the securities litigation settlement.

•
Adjusted net income from continuing operations (see attached supplemental information) grew 23.1% from $0.39 per diluted share for the first quarter of 2009 to $0.48 per diluted share for the first quarter of 2010. The Company experienced quarter-over-quarter growth due primarily to increased revenues, lower interest expense, and effective expense management offset partially by the increased share count discussed above.

•
Cash flows provided by operating activities were $84.8 million for the first quarter of 2010 compared to $183.1 million for the first quarter of 2009, which included approximately $123 million related to the Company’s settlement with UBS and the receipt of income tax refunds related to prior periods. Cash flows provided by operating activities for the first quarter of 2010 included $6.6 million of state income tax refunds associated with prior periods.

Exhibit 99.1

•	Adjusted Consolidated EBITDA (see attached supplemental information) for the first quarter of 2010 was $106.4 million compared to $98.4 million in the first quarter of 2009, or an increase of 8.1%.

“The first quarter’s strong Adjusted Consolidated EBITDA growth reduced the Company’s leverage ratio and contributed to the $36 million of growth in cash and cash equivalents on our balance sheet,” said Ed Fay, Senior Vice President and Treasurer of HealthSouth. “Based on the trailing four quarters’ Adjusted Consolidated EBITDA, the Company reduced its leverage ratio from 4.3x at the end of 2009 to 4.2x at the end of the first quarter of 2010. Looking ahead, our strong cash flows will allow us to continue to improve our capital structure and take advantage of new growth opportunities.”

2010 Guidance

In the Company’s Current Report on Form 8-K dated February 22, 2010 and related earnings release, the Company provided 2010 guidance which consisted of adjusted income from continuing operations in the range of $1.60 to $1.70 per diluted share and Adjusted Consolidated EBITDA in the range of $397 million to $407 million. Based on its results for the first quarter of 2010, the Company expects its 2010 full-year results to be at the higher end of these guidance ranges.

Earnings Conference Call and Webcast

The Company will host an investor conference call at 9:30 a.m. Eastern Time on Wednesday, May 5, 2010 to discuss its results for the first quarter of 2010. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing (866) 406-5369 and giving the pass code 66222877. International callers should dial (973) 582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from May 5 until May 19, 2010. To access the replay, please dial 800-642-1687. International callers should dial (706) 645-9291. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web at www.healthsouth.com.

Other Information

The Company’s leverage ratio that is referenced in this release and elsewhere from time to time is defined in the Company’s credit agreement as the ratio of consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters. Reconciliations of net income to Adjusted Consolidated EBITDA can be found in the following schedules.

The information in this press release is summarized and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, when filed, as well as the Company’s Current Report on Form 8-K filed on May 4, 2010. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its May 5, 2010 earnings call.

The Company expects to file its first quarter 2010 Form 10-Q this week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In Millions, Except Per Share Data)
Net operating revenues	$491.0	$472.9
Operating expenses:
Salaries and benefits	241.9	233.3
Other operating expenses	66.9	66.9
General and administrative expenses	26.3	25.5
Supplies	28.3	27.4
Depreciation and amortization	18.3	17.4
Occupancy costs	11.6	12.0
Provision for doubtful accounts	6.9	7.8
Loss on disposal of assets	-	1.0
Government, class action, and related settlements	-	(15.9)
Professional fees—accounting, tax, and legal	2.9	4.8
Total operating expenses	403.1	380.2
Loss (gain) on early extinguishment of debt	0.3	(1.8)
Interest expense and amortization of debt discounts and fees	30.5	34.4
Other (income) expense	(0.7)	0.2
Loss on interest rate swaps	4.3	5.0
Equity in net income of nonconsolidated affiliates	(2.6)	(2.5)
Income from continuing operations before income tax expense	56.1	57.4
Provision for income tax expense	2.5	1.2
Income from continuing operations	53.6	56.2
Loss from discontinued operations, net of tax	(3.1)	(2.7)
Net income	50.5	53.5
Less: Net income attributable to noncontrolling interests	(9.8)	(8.6)
Net income attributable to HealthSouth	40.7	44.9
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)
Net income available to common shareholders	$34.2	$38.4

Weighted average common shares outstanding:
Basic	92.7	87.5
Diluted	108.0	100.9

Basic and diluted earnings per common share:
Income from continuing operations
attributable to HealthSouth common shareholders	$0.40	$0.47
Loss from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	(0.03)	(0.03)
Net income per share attributable to HealthSouth common shareholders	$0.37	$0.44

Amounts attributable to HealthSouth common shareholders:
Income from continuing operations	$43.8	$47.9
Loss from discontinued operations, net of tax	(3.1)	(3.0)
Net income attributable to HealthSouth	$40.7	$44.9

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2010	December 31, 2009
	(In Millions, Except Share Data)
Assets
Current assets:
Cash and cash equivalents	$116.8	$80.9
Restricted cash	76.3	67.8
Accounts receivable, net of allowance for doubtful accounts of $33.5 in 2010; $33.1 in 2009
	234.1	219.7
Other current assets	56.2	57.6
Total current assets	483.4	426.0
Property and equipment, net	662.0	664.8
Goodwill	416.4	416.4
Intangible assets, net	35.7	37.4
Investments in and advances to nonconsolidated affiliates	33.4	29.3
Other long-term assets	85.2	107.6
Total assets	$1,716.1	$1,681.5
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$21.5	$21.5
Accounts payable	47.2	50.2
Accrued expenses and other current liabilities	324.1	319.5
Total current liabilities	392.8	391.2
Long-term debt, net of current portion	1,635.8	1,641.0
Other long-term liabilities	162.0	159.5
	2,190.6	2,191.7
Commitments and contingencies
Convertible perpetual preferred stock, $.10 par value; 1,500,000 shares authorized;
400,000 shares issued; liquidation preference of $1,000 per share	387.4	387.4
Shareholders’ deficit:
HealthSouth shareholders' deficit	(939.9)	(974.0)
Noncontrolling interests	78.0	76.4
Total shareholders' deficit	(861.9)	(897.6)
Total liabilities and shareholders’ deficit	$1,716.1	$1,681.5

Exhibit 99.1
HealthSouth Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In Millions)
Cash flows from operating activities:
Net income	$50.5	$53.5
Loss from discontinued operations	3.1	2.7
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	6.9	7.8
Provision for government, class action, and related settlements	-	(15.9)
UBS Settlement proceeds, gross	-	100.0
Depreciation and amortization	18.3	17.4
Loss on interest rate swaps	4.3	5.0
Equity in net income of nonconsolidated affiliates	(2.6)	(2.5)
Distributions from nonconsolidated affiliates	2.1	1.5
Stock-based compensation	3.8	3.7
Deferred tax provision	0.4	1.5
Other	1.7	1.6
(Increase) decrease in assets—
Accounts receivable	(21.3)	(13.0)
Other assets	(2.1)	(6.6)
Income tax refund receivable	9.0	47.6
(Decrease) increase in liabilities—
Accounts payable	(2.9)	(1.5)
Accrued fees and expenses for derivative plaintiffs' attorneys in
UBS Settlement	-	(26.2)
Other liabilities	16.6	8.7
Government, class action, and related settlements	(0.8)	(1.7)
Net cash used in operating activities of discontinued operations	(2.2)	(0.5)
Total adjustments	31.2	126.9
Net cash provided by operating activities	84.8	183.1

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(14.0)	(17.1)
Proceeds from sale of restricted marketable securities	3.2	0.4
Net change in restricted cash	(11.4)	(3.5)
Net settlements on interest rate swaps	(11.9)	(8.5)
Other	-	(0.1)
Net cash provided by (used in) investing activities of discontinued operations
	7.9	(1.4)
Net cash used in investing activities	(26.2)	(30.2)

Cash flows from financing activities:
Checks in excess of bank balance	-	4.1
Principal payments on debt, including pre-payments	(1.9)	(39.6)
Borrowings on revolving credit facility	-	10.0
Payments on revolving credit facility	-	(50.0)
Principal payments under capital lease obligations	(3.5)	(3.2)
Dividends paid on convertible perpetual preferred stock	(6.5)	(6.5)
Distributions paid to noncontrolling interests of consolidated affiliates	(11.1)	(8.5)
Other	0.3	0.5
Net cash used in financing activities of discontinued
operations	-	(1.2)
Net cash used in financing activities	(22.7)	(94.4)

Increase in cash and cash equivalents	35.9	58.5
Cash and cash equivalents at beginning of period	80.9	32.1
Cash and cash equivalents of facilities held for sale
at beginning of period	0.1	0.1
Less: Cash and cash equivalents of facilities held for
sale at end of period	(0.1)	-
Cash and cash equivalents at end of period	$116.8	$90.7

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1) (3)

	Three Months Ended March 31,
	2010	Per Share (2)	2009	Per Share(2)
	(In Millions, Except per Share Data)
Net income	$50.5	$0.54	$53.5	$0.61
Loss from discontinued operations, net of tax,
attributable to HealthSouth	3.1	0.03	3.0	0.03
Net income attributable to noncontrolling interests	(9.8)	(0.11)	(8.6)	(0.10)
Income from continuing operations
attributable to HealthSouth	43.8	0.47	47.9	0.55

Government, class action, and related settlements	-	-	(15.9)	(0.18)
Professional fees – accounting, tax, and legal	2.9	0.03	4.8	0.05
Gain on early extinguishment of debt	-	-	(1.8)	(0.02)
Loss on interest rate swaps	4.3	0.05	5.0	0.06
Adjustment for prior period amounts in tax provision	0.9	0.01	(0.3)	(0.00)
Adjusted income from continuing operations (1) (3)	51.9	0.56	39.7	0.45
Adjustment for dilution (2)		(0.08)		(0.06)
Adjusted income from continuing operations
per diluted share (2) (3)		$0.48		$0.39

Current period amounts in tax provision	1.6		1.5
Interest expense and amortization of debt discounts and fees	30.5		34.4
Depreciation and amortization	18.3		17.4
	102.3		93.0
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	-		0.7
Net noncash loss on disposal of assets	-		1.0
Loss on early extinguishment of debt	0.3		-
Stock-based compensation expense	3.8		3.7
Adjusted Consolidated EBITDA (1) (3) (4)	$106.4		$98.4

Weighted average common shares outstanding:
Basic		92.7		87.5
Diluted		108.0		100.9

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1) (3)

	Year Ended December 31,
	2009	Per Share (2)
	(In Millions, Except per Share Data)
Net income	$128.8	$1.45
Income from discontinued operations, net of tax,
attributable to HealthSouth	(1.5)	(0.02)
Net income attributable to noncontrolling interests	(34.0)	(0.38)
Income from continuing operations attributable
to HealthSouth	93.3	1.05

Government, class action, and related settlements	36.7	0.41
Professional fees – accounting, tax, and legal	8.8	0.10
Loss on interest rate swaps	19.6	0.22
Adjustment for prior period amounts in tax provision	(8.8)	(0.10)
Adjusted income from continuing operations (1) (3)	149.6	1.68
Adjustment for dilution (2)		(0.23)
Adjusted income from continuing operations
per diluted share (2) (3)		$1.45

Estimated income tax expense	5.6
Interest expense and amortization of debt discounts and fees	125.8
Depreciation and amortization	70.9
	351.9
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	1.4
Net noncash loss on disposal of assets	3.5
Loss on early extinguishment of debt	12.5
Stock-based compensation expense	13.4
Other	0.3
Adjusted Consolidated EBITDA (1) (3) (4)	$383.0

Weighted average common shares outstanding:
Basic		88.8
Diluted		103.3

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Notes to Reconciliations

(1) Adjusted income from continuing operations and Adjusted Consolidated EBITDA are non-GAAP financial measures. The Company’s leverage ratio (consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters) is likewise a non-GAAP financial measure. Management and some members of the investment community utilize adjusted income from continuing operations as a financial measure and Adjusted Consolidated EBITDA and the leverage ratio as liquidity measures on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted income from continuing operations per diluted share, which is based on diluted weighted average common shares outstanding. The diluted share counts contain approximately 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. The increase in the Company’s basic and diluted weighted average common shares outstanding in 2010 compared to 2009 was primarily the result of the issuance of 5.0 million shares of common stock on September 30, 2009 in full satisfaction of its obligation to do so under the Company’s securities litigation settlement.

(3) Adjusted income from continuing operations per diluted share and Adjusted Consolidated EBITDA are two components of the Company’s guidance.

(4) The Company’s credit agreement allows unusual non-cash or non-recurring items to be added to arrive at Adjusted Consolidated EBITDA. In addition, certain other deductions may be required. Such amounts have not been included in the above calculation as it would not be indicative of the Company’s Adjusted Consolidated EBITDA for future periods.

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarterly period ended March 31, 2010, which is expected to be filed later this week.